Exhibit 23.5

WRITTEN CONSENT TO REFERENCE

JONES LANG LASALLE SALLMANNS LIMITED VALUATION IN F-1

FILING OF

SHANGPHARMA CORPORATION

30 September 2010

ShangPharma Corporation

No. 5 Building, 998 Halei Road

Zhangjiang Hi-Tech Park Pudong New Area

Shanghai, 201203

The People’s Republic of China

We hereby consent to the references to our name, valuation methodologies, assumptions and value conclusions for accounting purposes, with respect to our appraisal reports addressed to the board of directors of ShangPharma Corporation (the “Company”) in the Company’s Registration Statement on Form F-1 (together with any amendments thereto, the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission (the “SEC”) and any other future filings with the SEC, including filings on Form 20-F or Form 6-K. We also hereby consent to the filing of this letter as an exhibit to the Registration Statement.

In reaching our value conclusions, we relied on the accuracy and completeness of the financial statements and other data relating to the Company provided to us by the Company and its representatives. We did not audit or independently verify such financial statements or other data relating to the Company and take no responsibility for the accuracy of such information. The responsibility for determining fair value rests solely with the Company.

Yours faithfully,
For and on behalf of
Jones Lang LaSalle Sallmanns Limited

Simon M. K. Chan Director